As filed with the Securities and Exchange Commission on April 3, 1997

                                                       Registration No. 33-80935

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                 TO FORM SB-2 ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                           Network Event Theater, Inc.
             (Exact name of registrant as specified in its Charter)

           Delaware                                            13-3864111
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                                149 Fifth Avenue
                            New York, New York 10010
                                 (212) 779-2740
              (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                                ---------------

                                 Harlan D. Peltz
                           Network Event Theater, Inc.
                                149 Fifth Avenue
                            New York, New York 10010
                                 (212) 779-2740
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------

                                   Copies to:

                             Bertram A. Abrams, Esq.
                      Proskauer Rose Goetz & Mendelsohn LLP
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 969-3000
                          Facsimile No. (212) 969-2900
                                ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement from the same offering. |_| _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                           Network Event Theater, Inc.

                                  Common Stock

     This Prospectus relates to the offering by Network Event Theater, Inc., a Delaware corporation (the "Company"), of 2,645,000 shares of common stock, par value $.01 per share ("Common Stock"), issuable upon the exercise of the Company's outstanding redeemable warrants (the "Warrants").

     This Prospectus also relates to (i) the offering and sale from time to time by Whale Securities Co., L.P. ("Whale") of 230,000 shares of Common Stock issuable upon the exercise of warrants (the "Underwriter's Warrants") and 230,000 shares of Common Stock issuable upon the exercise of warrants underlying the Underwriter's Warrants (the "Underlying Warrants"), and (ii) the offering and sale from time to time by certain securityholders of the Company (the "Selling Securityholders") of 575,000 shares of Common Stock (including 200,000 shares issuable upon the exercise of warrants). See "Selling Securityholders and Plan of Distribution."

     Each Warrant  entitles the registered  holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment in certain circumstances, at any time through and including April 2, 2001. The Warrants are redeemable by the Company, with the consent of Whale, at any time upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants.

     The Underwriter's Warrants entitle Whale and its designees to purchase up to 230,000 shares of Common Stock at an exercise price of $8.25 per share and/or up to 230,000 Underlying Warrants at an exercise price of $.165 per warrant, which Underlying Warrants entitle the holders thereof to purchase shares of Common Stock at an exercise price of $8.25 per share. Neither the Underwriter's Warrants nor any of the securities underlying the Underwriter's Warrants are redeemable by the Company. The Underwriter's Warrants and the Underlying Warrants are exercisable at any time and from time to time until April 2, 2001. The exercise price and number of shares of Common Stock issuable upon exercise of the Underlying Warrants are subject to adjustment in certain circumstances.

     The Warrants and Underwriter's Warrants were originally issued by the Company in connection with its initial public offering in April 1996. The
Company will receive the proceeds from the exercise of the Warrants, the Underwriter's Warrants and the Underlying Warrants. The Company will not receive any proceeds from the sale of the shares held by Whale or the Selling Securityholders.

     The Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols "NETS" and "NETSW," respectively. On March 27, 1997, the closing sale price of the Common Stock was $5.25 per share and the closing sale price of the Warrants was $1.41 per Warrant.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is April __, 1997

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, Registration No. 33-80935 (collectively with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Company also files periodic reports and other information required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement and such periodic reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and the Company's periodic reports and other information can be retrieved.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     (a) The Company's Transition Report on Form 10-KSB for the transition period from January 1, 1996 to June 30, 1996;

     (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1996 and December 31, 1996;

     (c) The Company's Current Report on Form 8-K filed September 28, 1996, as amended by Form 8-K/A filed on November 26, 1996; and

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed January 17, 1996.

     Each document filed subsequent to the date of this Prospectus by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such document.

     Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Bruce L. Resnik, Executive Vice President - Chief Financial Officer, Network Event Theater, Inc., 149 Fifth Avenue, New York, New York 10010, telephone number: (212) 779-2740.

                                   THE COMPANY

     The Company was incorporated under the laws of the State of Delaware in December 1995 to be the successor to the business of Universal Access Network, LP (the "Partnership"), a Delaware limited partnership organized in August 1993. In April 1996, the Partnership effected a reorganization pursuant to which it assigned all of its assets to the Company in exchange for 6,354,440 shares of Common Stock, and distributed those shares to its partners. In April 1996, the Company sold 2,300,000 shares of Common Stock and 2,645,000 Warrants in a public offering in which the Company received approximately $10.2 million of net proceeds, of which $500,000 was used to repay Company debt.

     The Company is engaged principally in the growth of its college campus theater network (the "Network") and in building or acquiring complementary media and marketing services businesses that focus on the college and young adult market. It is the Company's intention to provide a comprehensive marketing service to advertisers, sponsors and entertainment companies by helping them reach college audiences through a variety of media including the sponsorship of events presented on the Network, the placement of advertisements in college newspapers and the placement of posters on general and proprietary bulletin and wall boards on college campuses.

     The Network is designed to deliver entertainment and educational events and programming via satellite to a nationwide network of electronically linked campus theaters for display through high resolution video projectors on movie


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

theater sized screens and thereby to reach a geographically dispersed audience of college students, faculty, administrators and community residents.

     On September 13, 1996, American Passage Media, Inc. ("American Passage"), a newly organized wholly owned subsidiary of the Company, acquired from American Passage Media Corporation ("APMC") substantially all of APMC's assets relating to its college and high school media and marketing business. The acquired businesses included APMC's college newspaper placement operations, college campus postering operations, high school focused GymBoards(TM) operations and various other advertiser and event sponsorship related activities. APMC has been involved in the young adult marketing business since 1976.

     On February 21, 1997, another newly organized wholly owned subsidiary of the Company, Campus Voice, L.L.C. ("Campus Voice"), acquired from SCCGS, Inc. ("SCCGS") substantially all of the assets previously owned by Gates Communications, L.P. ("Gates") relating to a network of giant advertising wall boards and kiosks on college campuses. SCCGS acquired those assets from Gates at a foreclose sale in December 1996.

The Network

     The Company has commenced initial operations of the Network and anticipates that it will broadcast on average three to four events each month during the 1996-97 academic year. The Company's goal is to broadcast at least six events per month. Beginning this fiscal year, the Company has begun to generate operating revenues from the Network primarily from charges paid by entertainment program providers such as movie studios, record companies, cable TV companies and TV broadcasters for the use of the Network and to defray certain expenses of its operation and the promotion of particular events. Revenues earned from ticket sales have not been significant to date.

     The Company's proposed plan of operations for its Network will be largely dependent upon the Company's ability to attract revenues from sponsors, advertisers and entertainment companies and to enter into agreements with a significant number of colleges and universities for the installation of theaters. The Company is focusing its initial marketing efforts on installing its equipment at 100 of the nation's largest colleges and universities. As of March 31, 1997, the Company had installed Network theater equipment at 32 campus theaters and had entered into contracts with five other schools. The Company intends to enter into agreements with approximately ten additional colleges and universities during the remainder of the current fiscal year. The number of installations will be dependent upon the number of school contracts the Company is able to enter into. The Company currently has three full-time employees engaged in marketing the Network to colleges and universities across the United States.

     The Company has entered into a number of licensing agreements with content providers such as Miramax, Don King Productions, Mercury Records, Warner Brothers and ABC for individual productions. In August 1996, the Company entered into an agreement with HBO to show one program a month during the 1996-1997 academic year on its Network. In the Fall of 1996, among other events, the Company presented three HBO programs and premiered two movies for Miramax, including Swingers and Scream. The Network also premiered the R.E.M. Road Movie for Warner Brothers and presented a live concert featuring Rusted Root for Polygram. So far in the Spring of 1997, the Company has presented two HBO programs and an interview with Milos Forman, a live production from the Los Angeles Laugh Factory and a world premiere of the first two episodes of the new FOX comedy "Pauly" featuring Pauly Shore. During the next twelve months, the Company plans to develop further relationships with these and other content providers to acquire rights to special events. However, there can be no assurance that the Company will attract and retain a sufficient number of schools and obtain the programming necessary to generate meaningful revenues or achieve profitable operations from its Network.

     The Company has initiated marketing activities relating to growth of its Network and intends to substantially increase its marketing efforts in order to create awareness and demand by programmers, sponsors and advertisers. It is anticipated that students will generally be informed of Network events through advertisements in school newspapers, and on posters, flyers and other promotional activities.

     The Company believes that the acquisitions of American Passage and Campus Voice will enhance its marketing and promotional efforts with respect to programs distributed via its Network. First, the Company plans to utilize the knowledge and experience of American Passage's marketing and media placement professionals to gain access to and develop relationships with both advertisers and school administrators and to facilitate the promotions of the Network's


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

events. Second, the Company believes that American Passage's businesses should allow it to provide an integrated and comprehensive program of marketing opportunities for a broad array of content providers, sponsors and advertisers who are targeting the college and young adult markets. The Company also anticipates that American Passage's full-time sales force could assist the Network in selling such integrated programs to sponsors and advertisers and that its extensive field force of independent representatives can be used to place posters on college campuses and otherwise augment the Network's own field force to publicize events being shown on the Network's screens. The Company also anticipates that the Campus Voice network of giant wall boards and kiosks will be an additional medium for advertising and promoting the Network's events and in achieving additional recognition for the Network on college campuses.

     The Company anticipates that the Network's principal sources of revenues will be from fees paid by content providers and from sponsorship of Network events. The Company also anticipates earning revenues from ticket sales to selected events. When students are charged for admission to events, ticket prices are set by the Company and ticket receipts are collected by student organizations and remitted to the Company after the deduction of small amounts to reimburse the costs of collection.

American Passage

     American Passage is active in a number of businesses including the placement of print advertising in college newspapers, postering of campus bulletin boards, postering on distribution racks that contain college newspapers on campus (AdRaX(TM)), its high school focused GymBoards(TM) message centers and other advertising and event sponsorship related activities.

     American Passage represents on a non-exclusive basis virtually every college newspaper that accepts national advertising. The college newspapers that American Passage represents have a combined circulation of over six million and enrollment at these schools totals over ten million students. American Passage's national advertising customers include, among others, American Express, AT&T, TIAA/CREF, The Wall Street Journal, Nike and Microsoft. American Passage's
resources also include a database of all major college newspapers and demographic and consumer data that enable it to create customized targeted media programs for its advertising clients. In addition to providing marketing and research assistance to advertisers, American Passage assists in the development and distribution of advertising materials to college newspapers. American Passage's revenues are generated principally from sales of advertisements to be run in college newspapers.

     American Passage's campus postering service entails the placement of posters and other advertising messages on bulletin boards on college campuses throughout the country. Through a network of approximately 250 full-time and student representatives, American Passages' postering service cover more than 1,250 college campuses with enrollment totaling over ten million students. Advertisers pay American Passage a fee for these postering services. American Passage's AdRaX(TM) Location media college newspaper distribution racks with large advertising display spaces above the newspaper bin. American Passage has placed over 1,250 AdRaX(TM) units at prime locations at over 200 college campuses. Revenues are generated from monthly advertisements appearing on each unit. GymBoards(TM) are gender specific message and information centers that are installed in boys' and girls' high school locker rooms at no cost to the school and are customized with each school's colors and mascot or nickname. GymBoards(TM) consist of a coach's message board and two advertising panels which are protected by acrylic covers. GymBoards(TM) are posted in more than 4,500 high schools nationwide with more than four million students representing about one third of the total high school market. Advertising is sold on a monthly basis from September through May.

     In connection with its acquisition of assets from APMC, American Passage entered into an agreement to serve as the exclusive representative for the sale of national advertising for APMC's Directory of Classes publication. Directory of Classes is the official class guide and registration manual at approximately eighty college campuses with total enrollments of over 1.3 million students. This agreement, under which American Passage will receive specified sales commissions for as long as it achieves certain minimum sales levels, has enabled American Passage to retain the right to sell national advertising for the Directory of Classes without assuming responsibility for publishing it. Other American Passage activities include servicing as the exclusive representative for consumer advertising for the National Association of Colleges and Employers
(NACE) Job Choices publication and marketing and executing Spring Break programs


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

and promotions at the six resort properties operated by Paradise Found Resorts & Hotels, in Panama City Beach, Florida.

Campus Voice

     Campus Voice operates a network of giant poster wall boards and kiosks with approximately 3,500 poster frames located in almost 400 colleges and universities in the United States which reach a combined enrollment of over 3.6 million college students. The Company plans to increase the number of poster frames in the future. Each month during the academic year, Campus Voice publishes multiple versions of its giant posters which are displayed on its proprietary network of giant campus wallboard poster frames. The posters consist of content of general interest to college students which is produced by Campus Voice under contract or supplied by regular print content providers such as established magazines. In addition, the posters contain space which is available to sponsors and advertisers for their messages. Campus Voice anticipates earning revenues from the sale of space on its posters to advertisers and from the sale of editorial content, particularly to magazines interested in reaching college students.

Other Acquisitions

     The Company plans to continue to expand its college media and marketing businesses either through internal growth or acquisitions.

     The Company has signed letters of intent to acquire two other companies engaged in various aspects of the college media and marketing business, and these transactions are subject to the completion of due diligence and to the preparation and execution of definitive agreements. The Company is also currently engaged in discussions with several other entities that may lead to future acquisitions. There can be no assurance that the Company will consummate these or any other transactions. The Company may pay for these or other acquisitions with either cash, Common Stock or both. The number of shares of Common Stock which might be issued in connection with these or any future acquisitions could be substantial in relation to the total number of shares that are presently outstanding. Any such issuance would result in dilution to the interests of the Company's present shareholders.

     The Company believes that the acquisition of American Passage, Campus Voice and other college media and marketing businesses will allow it to provide an integrated and comprehensive program of media and marketing opportunities for a broad array of entertainment companies, sponsors and advertisers which are targeting the young adult market. For example, a motion picture studio which is previewing a major motion picture using the Network could launch a simultaneous and comprehensive marketing program (including advertisements in college newspapers, on-campus postering and other marketing vehicles and tools in the Company's portfolio) at campuses nationwide, not just those at which a Network theater has been installed. The Company believes that this added reach will enable it to build long term relationships with its clients. American Passage's full-time marketing force has already assisted the Network in selling such integrated programs to sponsors and advertisers. In addition, its staff placed advertisements in college newspapers relating to Network programs, its field force of independent representatives placed posters on college campuses and otherwise augmented the Network's own field force to publicize events being shown on the Network's screens.

     The Company is now generating operating revenues on a consolidated basis. These revenues result from the operations of American Passage and payments from program providers using the Network's screens. Because of expenses required to install Network theater equipment at colleges and to obtain programming for these theaters, the Company is still generating operating losses on a consolidated basis. These losses may continue and may remain significant until the Network begins to generate greater revenues from sponsorship, advertising and ticket sales.

     The Company's principal executive offices are located at 149 Fifth Avenue, New York, New York 10010, and its telephone number is (212) 779-2740.


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

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision. As used herein, unless the context otherwise requires, the "Company" means Network Event Theater, Inc. and its subsidiaries.

     1. Uncertainty of Plan of Operation. The Company's plan of operation and prospects will be dependent upon the success of its Network and the success of its acquisitions. The success of the Network will be dependent upon the Company's ability to enter into agreements with a significant number of colleges and universities; establish and maintain satisfactory relationships with college administrators and student organizations; successfully obtain and install satellite transmission, projection and audio equipment on a timely and cost effective basis; and successfully expand its Network to attract programmers willing to provide currently popular programming suitable for college student audiences on commercially reasonable terms. The Company has limited experience in developing and operating its Network and in effectuating rapid Network expansion and there is limited information available concerning the Network's potential performance. There can be no assurance that the Company will be able to successfully implement its business plan with respect to its Network or that unanticipated expenses, problems or technical difficulties will not result in material delays in its implementation. In addition, the Company's success in operating the businesses it acquires will depend on its ability to integrate its acquisitions with its present operations and marketing strategies. The Company has had only limited experience in operating the businesses of American Passage and Campus Voice. There can be no assurance that the Company can operate these businesses successfully or integrate them into a coherent marketing strategy which will be attractive to advertisers and sponsors.

     2. Significant and Continuing Losses. For the period from inception to December 31, 1996, the Company incurred a net loss of $7,026,241. Since December 31, 1996, the Company has continued to incur significant losses and anticipates that it will continue to incur significant losses until, at the earliest, the Company generates sufficient revenues to offset the substantial up-front capital expenditures and operating costs associated with Network expansion. There can be no assurance that the Company will attract and retain a sufficient number of schools and obtain the programming necessary to generate meaningful revenues from its Network or achieve profitable operations. Since its acquisition, American Passage has generated sufficient revenues to meet its expenses and debt service requirements. Campus Voice has generated a small operating loss since its acquisition.

     3. Need for Additional Financing. The capital requirements relating to implementation of the Company's business plan have been and will continue to be significant. Since inception, the Company has financed the development of its Network from sales of Company securities. As of February 28, 1997, the Company had cash, cash equivalents and investments of approximately $4.0 million remaining from those sales. The Company's subsidiaries have generated sufficient revenues to fund their own operations, but not those of the Network. Based on the Company's current proposed plans and assumptions relating to the implementation of its business plan (including the timetable of, and costs associated with, Network development), the Company anticipates that it has sufficient resources to satisfy its contemplated cash requirements for at least the next six months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if its current resources otherwise prove to be insufficient to implement its business plan (due to unanticipated expenses or technical or other problems), the Company could be required to seek additional financing sooner than currently anticipated. To the extent that the Company's current resources are not sufficient to enable the Company to attract and retain a sufficient audience to generate meaningful revenues from its Network or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. In addition, any implementation of the Company's business plan beyond the next six months or the origination of Company-produced events will require capital resources substantially greater than those currently available to the Company. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all.

     4. Limited Number of Contracts and Installations; Uncertainty of Network Expansion. The Company's Network is currently installed in a limited number of campus theaters. The process of identifying and establishing relationships with school administrators and student organizations and obtaining new contracts is lengthy and uncertain and Network installation typically requires three months to complete from the time a new contract is entered into. While the Company is currently engaged in discussions with numerous colleges and universities relating to Network installation, there can be no assurance that the Company will be successful in negotiating satisfactory agreements or in identifying colleges and universities willing to join the Company's Network. Regulations in certain states require state colleges and universities to award contracts after issuances of requests for proposals pursuant to competitive bidding, which could delay the Company's plans in target markets. The Company has relatively limited experience in marketing its Network and has limited financial, personnel and other resources to undertake extensive marketing activities. There can be no assurance that the Company will be able to successfully expand its Network or that any expansion will not be subject to unforeseen delays and costs.

     5. Dependence on Student Organizations. The Company's Network will be dependent on the efforts of school administrators and student organizations at each university, over which it will not have absolute control, to promote, sell and operate the Company's program events and to account for ticket revenues, if any. Pursuant to the Company's Network agreements, schools are entitled to receive a percentage of ticket sales as consideration for organizing, promoting and operating Network events. However, the Company does not anticipate that ticket revenues will be a material component of the Network's revenues. Student organizations typically promote other school events and may not be expected to increase their efforts on behalf of the Company in the absence of increased incentives or demand. Although the Company plans to employ regional coordinators to facilitate promotional efforts made by student organizations, the Company's ability to successfully promote its events will be limited by the number of regional coordinators and will be largely dependent on the efforts of such regional coordinators and student organizations.

     6. Uncertainty of Programming Availability. The Company's success will be largely dependent upon the Company's ability to obtain currently popular programming for its Network suitable for college student audiences. The Company has entered into an agreement with Freddie Fields and Jerome Hellman to assist the Company in identifying and establishing relationships with program producers, such as record companies, motion picture distributors and television broadcasters. While the Company believes that Messrs. Fields and Hellman have established relationships with potential programming sources, there can be no assurance that such individuals will be successful in obtaining quality programming for the Company at a reasonable cost, or at all. The Company currently has no specific multi-year arrangements for the acquisition of any programming and, accordingly, the Company's ability to obtain programming is subject to a high degree of uncertainty on an annual basis. Failure to obtain a sufficient number of popular programming events on acceptable terms, particularly in instances in which the Company has made significant capital investments in its Network, would have a material adverse effect on the Company.

     7. New Concept; Uncertainty of Market Acceptance. The Company's Network is a new business concept. As is typical in the case of a new concept in the entertainment industry, the ultimate level of demand for and market acceptance of the Company's Network is uncertain. The Company will be required to substantially increase its marketing efforts to create awareness and demand of the Company's Network by programmers, colleges and students. The Company's prospects will be significantly affected by its ability to attract programmers and advertisers to promote their programs and products using the Network and, at the same time, attract colleges to participate in the Network. Because programmers operate on a national scale, it will be important for the Company to achieve a large enough installed base of theaters to reach a critical mass of potential student audiences. Programmers may be reluctant to participate in the Network unless the Company has installed its Network in a large number of campus theaters. Similarly, since college administrators have limited experience with commercial activities, colleges may be reluctant to use the Network until a sufficient number of other colleges have committed to its use. The Company will also be significantly dependent on the level of initial and continued acceptance by students which will be essential to market acceptance of the Network. Inasmuch as demand by programmers, colleges and students are substantially interrelated, any lack or lessening of demand by any one of these could have an adverse effect on market acceptance for the Company's Network.

     8. Uncertainty of Network Performance; Technological Obsolescence. Although the Company believes that the Network's satellite, projection and audio systems perform the principal functions for which they have been designed, the Company has only conducted limited tests of its Network at a limited number of campus theaters. Accordingly, there can be no assurance that, upon widespread commercial use, the Network will satisfactorily perform all of the functions for which it has been designed, that it will operate satisfactorily in a significant number of campus theaters, that it will satisfy current price or performance objectives, or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in Network commercialization. Technologies as complex as those incorporated into the Company's Network may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause it to incur additional costs. In addition, the markets for satellite transmission and high-resolution video projection systems are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. The Company may be required to adapt its Network to technological changes in the industry, including upgrading its equipment to a fully digital transmission system capable of delivering High Definition video when such technology becomes available at a commercially reasonable cost. There can be no assurance that the Company will be able to adapt its network to changing technologies or that competitors will not develop technologies or products that render the Company's Network obsolete or less marketable.

     The Company will be dependent in the development of the Network on third parties for the satellite transmission of its programming signal to campus theaters on a cost effective basis. The Company anticipates that it will lease facilities necessary to transmit the Network's programming. It is possible that transmission facilities may from time to time experience system interruptions or equipment failures. System interruptions and equipment failures resulting in delays could adversely affect consumer confidence and the Company's reputation. In addition, to the extent that capacity for transmission by third parties is limited, the Company's inability, for economic or other reasons, to transmit signals through existing providers or to obtain transmission services from additional providers could have an adverse affect on the Company.

     The Company relies on third-party manufacturers for all of its supply of satellite dishes and receivers, high-resolution video projectors and audio equipment incorporated into its Network. The Company has not entered into agreements with any equipment manufacturer and purchases equipment components pursuant to purchase orders placed from time to time in the ordinary course of business. The Company is substantially dependent on the ability of its manufacturers to provide adequate supplies of high quality equipment components on a timely basis and on favorable terms. There can be no assurance that such manufacturers will have sufficient production capacity to satisfy the Company's scheduling requirements during any period of sustained demand or that the Company will not be subject to the risk of price fluctuations and periodic delays. Failure or delay by any of the Company's manufacturers in supplying components to the Company on favorable terms could result in material interruptions in the Network's operations and adversely affect the Company's ability to implement Network expansion. The Company's Network will also be dependent upon third parties for the installation of its equipment.

     9. Factors Affecting the Entertainment Industry. The Company's activities will be subject to all of the risks generally associated with the entertainment industry. Program acquisition costs, as well as promotion and marketing expenses and third-party participations payable to producers and others, which reduce potential revenues derived from programming events, have increased significantly in recent years. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of programming and special events being released and distributed, national, regional and local economic conditions (particularly adverse conditions affecting consumer spending), changes in student demographics, the availability of other forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. The Company's ability to plan for program development and promotional activities will be significantly affected by the Company's ability to anticipate and respond to relatively rapid changes in tastes and preferences of college students. College students also have finite disposable income, which may make it more difficult for the Company to price its events at levels which result in profitable operations. In addition, the Company expects that its operating results will fluctuate between school semesters and the summer months when most students are on recess.

     10. Competition. The Company will face intense competition for a finite amount of student discretionary spending from numerous other businesses in the entertainment industry. The Company will compete with various forms of entertainment which provide similar value, both on and off campus, such as music groups and other entertainers (who tour colleges and universities), movies, video and audio cassettes, broadcast television, cable programming, special pay-per-view events, sporting events and other forms of entertainment which may be less expensive or provide other advantages to college students. The Company will also compete for advertising dollars with traditional media. While the Company believes that Network Event Theater is the only network of its kind currently installed on college campuses, there can be no assurance that other companies are not developing or will not seek to develop similar networks. The Company is aware that certain closed-circuit television operators are delivering music videos, current events, sports and campus news in student cafeterias. If the Network is successful, the Company expects that other companies may seek to enter or capitalize on college markets and compete directly with the Company. Many of these companies have substantially greater financial, personnel, technical and other resources than the Company and have well-established reputations for success in the development, promotion and marketing of entertainment events. There can be no assurance that the Company will be able to compete successfully. In addition, American Passage and Campus Voice face competition in their respective businesses. Such competitors may be larger and better financed than American Passage and Campus Voice and pose significant competition challenges.

     11. Potential Liability and Insurance. Pursuant to the Company's agreements with schools, the Company is required to obtain comprehensive general liability insurance which covers personal injury, libel, slander and false advertising and which names the school as an additional insured. The Company currently maintains liability insurance in the aggregate amount of $4 million, with a limit of $3 million per occurrence. There can be no assurance that such insurance will be sufficient to cover potential claims or that an adequate level of insurance will be available in the future at a reasonable cost. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company.

     12. Dependence on Key Personnel and Consultants. The success of the Company will be dependent on the personal efforts of Harlan D. Peltz, its Chairman and Chief Executive Officer, and other key personnel. Although the Company has entered into an employment agreement with Mr. Peltz terminating in April 1999, the loss of his services could have a material adverse effect on the Company's prospects. The Company anticipates that in addition to its executive officers it will continue to be dependent on the services of independent consultants. The Company's agreement with an entity owned by Messrs. Fields and Hellman provides that it will be entitled to receive annual consulting fees of $450,000 and $550,000 in 1996 and 1997, respectively, annual overhead expense reimbursements of $262,500 and $275,625 in 1996 and 1997, respectively, and 10% of the Company's pre-tax income through 1999, whether or not the Company obtains programming for its Network through their efforts. Messrs. Fields and Hellman have agreed to devote a majority of the business time of one of such individuals and a substantial portion of the other's time to the Company's affairs and not to engage in any business activity which is competitive with the Company. The Company expects, however, that such individuals will devote a significant portion of their time and efforts to other entertainment-related business activities without being required to offer any particular programming opportunities to the Company. The success of the Company is also dependent upon its ability to hire and retain additional qualified marketing, technical, financial and other personnel. Competition for qualified personnel in the entertainment industry is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.

     13. Possible Adverse Effect from Future Sales of Restricted Shares; Registration Rights. The Company currently has 8,654,440 shares of Common Stock outstanding, of which 2,300,000 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act. All of the remaining 6,354,440 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold in limited amounts without registration pursuant to such rule, commencing April 29, 1997. The shares of Common Stock held by the Selling Securityholders or issuable upon exercise of the warrants held by the Selling Securityholders, and the securities issuable upon exercise of the Underwriter's Warrants, have been included in the Registration Statement of which this Prospectus forms a part. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     14. No Assurance of Public Market; Possible Volatility of Market Price of Common Stock and Warrants. There can be no assurance that a regular trading market for the Common Stock or Warrants will be sustained. The market prices of the Company's securities may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

     The Company's Common Stock and Warrants are currently listed on Nasdaq. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. (Nasdaq has proposed amending those maintenance standards to $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $35,000,000 market capitalization or $500,000 of net income in two of the last three years, and $1,000,000 market value of the public float.) In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     The Common Stock is not eligible for margin account.

     15. Possible Inability to Exercise Warrants or Sell Securities in Certain States. Although the Warrants were not knowingly sold by the Company to purchasers in jurisdictions in which the Warrants were not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until the Warrants and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions.

     The securities offered hereby may not be qualified for sale in all states. Prospective investors should consult their brokers before making any purchase.

     Notice to California Investors. Each purchaser of Common Stock and Warrants in California must be an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or satisfy one of the following suitability standards: (i) minimum actual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

                                 USE OF PROCEEDS

     The Company expects to use the net proceeds, if any, from the exercise of the Warrants, the Underwriter's Warrants and the Underlying Warrants for working capital and general corporate purposes, and for the possible acquisition of other college media and marketing services businesses. The Company will not receive any proceeds from the sale of shares by Whale or the Selling Securityholders.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

     Common Stock issuable upon exercise of the Warrants is distributed when and as such Warrants are exercised by Warrant holders. No Warrants have been exercised as of the date of this Prospectus.

     Whale acted as the Company's underwriter in the Company's initial public offering in April 1996 and purchased the Underwriter's Warrants from the Company in connection with that offering.

     The Company has agreed, until April 2, 1999, if so requested by Whale, to nominate and use its best efforts to elect a designee of Whale as a director of the Company, or, at Whale's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and holders of 5% of more of the Company's securities have agreed to vote their shares of Common Stock in favor of such designee. Whale has not yet exercised its right to designate such a person.

     The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation, to pay to Whale a fee of 5% of the exercise price for each Warrant exercised; provided, however, that Whale will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account;
(iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by Whale; and (v) the solicitation of exercise of the Warrants was in violation of Rule 101 promulgated under the Exchange Act.

     Rule 101 may prohibit Whale from engaging in any market making activities with regard to the Company's securities for a period from nine business days (or such other applicable period as Rule 101 may provide) prior to any solicitation by Whale of the exercise of Warrants under the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Whale may have to receive a fee for the exercise of Warrants following such solicitation. In addition, Rule 101 will require that Whale refrain from market making activities during any period when Whale may be unable to continue to provide a market for the company's securities during certain periods while the Warrants are exercisable.

     An aggregate of 575,000 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' shares. The following table sets forth certain information with respect to Whale and the Selling Securityholders:

                               Beneficial               Beneficial
                               Ownership                Ownership
                               of Common                of Common     Percentage
                              Shares Prior    Shares     Shares         Owned
                                to Sale      Offered    After Sale    After Sale
                                -------      -------    ----------    ----------


Whale Securities Co., L.P.(1)   460,000      460,000         --            --


Selling Stockholder
-------------------

Norton Herrick................  200,000      200,000         --            --
Merv Adelson(2)...............  200,000      200,000         --            --
A. Alfred Taubman(3)(11)......  788,889       49,778       739,111          8.5%
George Lindemann(4)(11).......  630,757       39,830       590,927          6.8
Crescent International
  Holdings(11)................  563,060       35,555       527,505          6.1
Roy F. Zurkowski(5)(11).......  450,448       28,444       422,004          4.9
Freddie Fields(6)(8)(11)......  332,587        3,556       329,031          3.8
Jerome Hellman(7)(8)(11)......  332,587        3,556       329,031          3.8
Louis M. Dubin(9)(11).........  150,288        9,540       140,748          1.6
Metin Negrin(10)(11)..........   75,276        4,741        70,535         --

------------
(1)  Includes  230,000  shares  issuable  upon  exercise  of  the  Underwriter's
     Warrants and 230,000 shares issuable upon exercise of the Underlying Warrants held in the name of Whale for the account of investors in Whale and employees and former employees of Whale. Does not include any shares of the Company or any shares held in Whale's trading or customer accounts.

(2)  Assumes exercise of warrants to purchase 200,000 shares of Common Stock.

(3)  As trustee of the A. Alfred Taubman Restated Revocable Trust.

(4) All shares owned by Activated Communications Limited Partnership ("ACLP"), which is entirely owned, directly or indirectly, by Mr. Lindemann and his family members. Mr. Lindemann is the President, and he and his family members are the sole shareholders, of the general partner of ACLP. Mr. Lindemann is a director of the Company.

(5)  As trustee of the Roy F. Zurkowski Trust.

(6) Includes 276,280 shares issuable upon exercise of an option owned by a family trust of which Mr. Fields is a trustee. Mr. Fields is a director of the Company.

(7)  Includes 276,280 shares issuable upon exercise of an option.

(8) The Company is party to a consulting agreement with a corporation owned by Messrs. Fields and Hellman pursuant to which the Company has agreed to pay that corporation annual consulting fees and overhead expense reimbursements through 1997 and 10% of its pre-tax income through 1999.

(9) Includes 27,710 shares owned by NET Portfolio Corp., a corporation wholly owned by Mr. Dubin.

(10) Mr. Negrin is a director of the Company.

(11) These shareholders have agreed to enter into a shareholders agreement with Harlan Peltz, the Chairman and Chief Executive Officer of the Company who owns 27.6% of the outstanding shares of Common Stock, pursuant to which Mr. Peltz has agreed to vote all of his shares in favor of the election of nominees of a majority of these shareholders so that they would be entitled to designate at least one-third of the directors of the Company, and the shareholders have agreed to vote all of their shares in favor of the election by Mr. Peltz and his nominees so that Mr. Peltz would be entitled to designate at least a majority of the directors of the Company.

     The Selling Securityholders' shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Securityholders' shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

     In order to comply with certain state securities laws, if applicable, shares of Common Stock offered by Selling Securityholders may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, such shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     Under the Exchange Act and the regulations thereunder, during any period when it is engaged in a distribution of the securities offered by this Prospectus, Whale may not simultaneously engage in market making activities with respect to the Common Stock during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, Whale will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101 and 104, which may limit the timing of purchases and sales of Common Stock by Whale.

     The Registration Statement that includes this Prospectus is filed pursuant to registration rights granted by the Company in favor of Whale and certain of the Selling Securityholders. The Company has agreed to indemnify Whale and those Selling Securityholders for certain losses, claims and liabilities in connection with the sale of Securities pursuant to the Registration Statement of which this Prospectus forms a part. The Company also has agreed to pay the expenses in connection with the Registration Statement that includes this Prospectus. Whale and the Selling Securityholders will pay any brokerage or other fees or commissions, as well as their incidental expenses, in connection with the offering.

                            DESCRIPTION OF SECURITIES

     The Underwriter's Warrants entitle Whale and its designees to purchase up to 230,000 shares of Common Stock at an exercise price of $8.25 per share and/or up to 230,000 Underlying Warrants at an exercise price of $.165 per warrant, which Underlying Warrants entitle the holders thereof to purchase shares of Common Stock at an exercise price of $8.25 per share. Neither the Underwriter's Warrants nor any of the securities underlying the Underwriter's Warrants are redeemable by the Company. The Underwriter's Warrants and the Underlying Warrants are exercisable at any time and from time to time until April 2, 2001. The exercise price and number of shares of Common Stock issuable upon exercise of the Underlying Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

     The Company's Certificate of Incorporation eliminates the liability of a director of the Company for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, the Certificate of Incorporation provides for the Company to indemnify each director and officer of the Company to the fullest extent permitted by the Delaware General Corporation Law. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The legality of the securities offered by this Prospectus has been passed upon for the Company by Proskauer Rose Goetz & Mendelsohn LLP, New York, New York.

                                     EXPERTS

     The financial statements of Network Event Theater, Inc. appearing in Network Event Theater, Inc.'s Transition Report on Form 10-KSB for the transition period from January 1, 1996 to June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Young Adult Marketing Divisions (operating divisions of American Passage Media Corporation), appearing in Network Event Theater, Inc.'s Current Report on Form 8-K dated August 2, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                                TABLE OF CONTENTS
                                                                            Page
Available Information.....................................................   2
Incorporation of Certain Documents by Reference...........................   3
The Company...............................................................   3
Risk Factors..............................................................   7
Use of Proceeds...........................................................  12
Selling Securityholders and Plan of Distribution..........................  12
Description of Securities.................................................  14
Legal Matters.............................................................  15
Experts...................................................................  15

================================================================================


================================================================================

                          NETWORK EVENT THEATHER, INC.

                                  Common Stock

                                ----------------
                                   PROSPECTUS
                                ----------------






                                 April __, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth all expenses in connection with the sale and distribution of the securities being registered in the offering described in this Registration Statement, all of which are payable by the Registrant. All amounts shown are estimates:

Accounting fees and expenses...............................      $ 2,000
Legal fees and expenses....................................       15,000
Blue Sky fees and expenses.................................        5,000
Miscellaneous expenses.....................................       10,000
                                                                 -------
             Total.........................................      $32,000
                                                                 =======

Item 15.  Indemnification of Directors and Officers

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation of the Company provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation law of the State of Delaware.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

Item 16.  Exhibits

Exhibit No.                        Description of Exhibit
-----------                        ----------------------

   1.1      Form of Underwriting Agreement.(1)
   2.1      Form of Contribution Agreement.(1)
   2.2      Election to Dissolve.(1)
   3.1      Certificate of Incorporation.(1)
   3.2      Form of Certificate of Amendment of Certificate of Incorporation.(1)
   3.3      Bylaws.(1)
   4.1      Form of Warrant Agreement.(1)
   4.2      Form of Underwriter's Warrant.(1)
   5.1      Opinion of Proskauer Rose Goetz & Mendelsohn LLP with respect to the legality of the securities being registered.(1)
  23.1      Consent of Ernst & Young LLP.
  23.2      Consent  of  Proskauer  Rose Goetz &  Mendelsohn  LLP  (included  in
              Exhibit 5.1).

(1)  Previously   filed  and  incorporated  by  reference  to  the  Registrant's
     Registration Statement on Form SB-2 (33-80935).

Item 17.  Undertakings

     (a) The Registrant hereby undertakes to:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 3, 1997.

                                     NETWORK EVENT THEATER, INC.


                                     By  /s/ Harlan D. Peltz
                                       ----------------------------------
                                           Harlan D. Peltz
                                           Chief Executive Officer and
                                           Chairman of the Board

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signatures                     Title                         Date
          ----------                     -----                         ----

/s/ Harlan D. Peltz                                                April 3, 1997
------------------------------
        Harlan D. Peltz          Chief Executive Officer
                                 and Chairman of
                                 the Board (Principal
                                 Executive Officer)


                                                                   April 3, 1997
/s/ Don Leeds
------------------------------
           Don Leeds             President and Director


                                                                   April 3, 1997
/s/ Bruce L. Resnik
------------------------------
        Bruce L. Resnik          Executive Vice President,
                                 Chief Financial Officer
                                 and Secretary (Principal
                                 Financial Officer and
                                 Principal Accounting Officer)


/s/ *
------------------------------
        Freddie Fields           Director                          April 3, 1997



/s/ *
------------------------------
         Jeffrey Berg            Director                          April 3, 1997



/s/ *
------------------------------
          Jan Miller             Director                          April 3, 1997



/s/ *
------------------------------
         Metin Negrin            Director                          April 3, 1997



/s/ *
------------------------------
          Joseph Tahl            Director                          April 3, 1997

------------------------------
       George Lindemann          Director


    *By:/s/ Harlan D. Peltz
        ----------------------
        Harlan D. Peltz,
        as Attorney-in-Fact